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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         CATALINA MARKETING CORPORATION

                  Catalina Marketing Corporation, a Delaware corporation (the "Corporation"), pursuant to Section 242 of the General Corporation Law of Delaware, certifies that:

                  FIRST: The Corporation's Board of Directors and stockholders have adopted resolutions authorizing the following amendment to the Corporation's Certificate of Incorporation as follows:

                  1. The Certificate of Incorporation of the Corporation is hereby amended by deleting paragraph A of Article Fourth in its entirety and restating said paragraph in its entirety as follows:

                  "A. The Corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 150,000,000, par value $.01 per share, and the number of shares of Preferred Stock authorized to be issued is 5,000,000, par value $.01 per share.

                  SECOND: The foregoing amendment to the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware.

                  IN WITNESS WHEREOF, Catalina Marketing Corporation has caused this Certificate to be signed and attested by its duly authorized officer this 24th day of July, 2000.

                           CATALINA MARKETING CORPORATION


                           By:/s/ Barry Brooks
                              -------------------------------------
                              Barry Brooks
                              Secretary